                              CONSULTING AGREEMENT

         This Consulting Agreement ("Agreement") is entered into on the date written below by and between Nettaxi.com, a Nevada corporation (the "Company"), with offices located at 1696 Dell Avenue, Campbell, CA 95008 and Michael Gardner ("Consultant") having a place of business at 40 Wall Street 58th Floor, New York, New York 10005.

                                    RECITALS

         A. The Company is a leading provider of online community and e-commerce services for consumers and businesses.

         B. Consultant has certain skills, experience and abilities with respect to the Company's business and planned operations and strategic focus.

         C. The Company desires to retain Consultant as an independent contractor to perform consulting services (the "Services") for the Company from time to time and Consultant is willing to perform such services, on the basis set forth more fully below.

                                    AGREEMENT

         NOW THEREFORE, in consideration of the mutual promises contained herein, the Company and Consultant agree as follows:

         1. Services. Consultant agrees to perform the Services described in Exhibit A hereto according to the schedule of work set forth therein. Consultant agrees that the terms of this Agreement will apply to all Services performed by Consultant for the Company even if Exhibit A has not been amended to include same.

         2. Payment for Services. The Company shall issue to Consultant warrants to purchase an aggregate of 350,000 shares of the Company's Common Stock, at an exercise price of $0.35 per share (the "Warrants"), pursuant to the terms and conditions of the Warrant Agreement attached hereto as Exhibit B.

         3. Relationship of Parties. Consultant shall perform the Services under the general direction of the Company and agrees to devote his best efforts to the Services and to the reasonable satisfaction of the Company. Notwithstanding, Consultant shall determine, in Consultant's sole discretion, the manner and means by which the Services are accomplished, subject to the express condition that Consultant shall at all times comply with applicable law. Consultant is an independent contractor and Consultant is not an agent or employee of the Company, and has no authority whatsoever to bind the Company by contract or otherwise.

         4. Taxes and Benefits. Consultant acknowledges and agrees that it shall be the obligation of Consultant to report as income all compensation received by Consultant pursuant to this Agreement and Consultant agrees to indemnify the Company and hold it harmless to the extent of any obligation imposed on the Company to pay any taxes or insurance, including without limitation, withholding taxes, social security, unemployment, or disability insurance, including interest and penalties thereon, in connection with any payments made to Consultant by the Company pursuant to this Agreement.

         5. Inventions. All inventions, discoveries, concepts and ideas whether patent able or not, including but not limited to hardware, software, processes, methods, techniques as well as improvements thereto conceived (collectively referred to as "Developments"), made, conceived or developed by Consultant and his agents, alone or with others, which (i) result from or relate to the Services; (ii) which Consultant or his agents may receive from the Company while performing the Services; or (iii) result from use of the Company's equipment, facilities or materials shall be property of the Company. Consultant hereby assigns his entire right, title and interest in and to all such Developments and any intellectual property rights arising therefrom. Consultant shall further cooperate with the Company in connection with any applications, filings or documents prepared and or filed related to the Developments. However, the Company shall have no rights to any products or information owned or developed by Consultant or his suppliers prior to the execution of this Agreement or modifications to such products or information in connection with the Services.

         6. Confidentiality. Consultant and his agents agree to hold the Company's Confidential Information in strict confidence and not to disclose such Confidential Information to any third parties. Consultant and his agents further agree to deliver promptly all Confidential Information in Consultant's or its agents possession to the Company at any time upon the Company's request. For purposes hereof, "Confidential Information" shall include all confidential and proprietary information disclosed by the Company including but not limited to software source code, technical and business information relating to the Company's current and proposed products, research and development, production, manufacturing and engineering processes, costs, profits or margin information, finances, customers, suppliers, marketing and production, personnel and future business plans. "Confidential Information" also includes proprietary or confidential information of any third party who may disclose such information to the Company or Consultant and his agents in the course of the Company's business. The above obligations shall not apply no Confidential Information which is already know to the Consultant or his agents at the time it is disclosed, or which before being divulged either (a) has become publicly known through no wrongful act of the Consultant or his agents; (b) has been rightfully received from a third party without restriction on disclosure and without breach of this Agreement or other agreements entered into by the Company; (c) has been independently developed by the Consultant or his agents; (d) has been approved for release by written authorization of the Company; or (e) has been disclosed pursuant to a requirement of a governmental agency or of law.

         7. Termination. This Agreement shall commence on the date first written below and shall continue until terminated as follows:

                  (a) Either party may terminate the Agreement in the event of a breach by the other party of any of its obligations contained herein if such breach continues incurred for a period of ten (10) days after written notice of such breach to the other party;

                  (b) Either party may terminate this Agreement upon written notice to the other party if either party is adjudicated bankrupt, files a voluntary petition of bankruptcy, makes a general assignment for the benefit of creditors, is unable to meet its obligations in the normal course of business as they fall due or if a receiver is appointed on account of insolvency;

                  (c) Either party may terminate this Agreement for its convenience upon ten (10) days written notice to the other if there are no outstanding Services to be performed.

                  Upon the termination of this Agreement for any reason, each party shall be released from all obligations and liabilities to the other occurring or arising after the date of such termination, except that any termination shall not relieve Consultant or the Company of their obligations under Section 4 ("Taxes and Benefits"), Section 5 ("Inventions"), Section 6 ("Confidentiality") and Section 8 ("General"), nor shall any such termination relieve Consultant or the Company from any liability arising from any breach of this Agreement.

         8. General.

                  (a) Pre-Existing Obligations. Consultant represents and warrants that Consultant is not under any pre-existing obligation or obligations inconsistent with the provisions of this Agreement.

                  (b) Assignment. The rights and liabilities of the parties hereto shall bind and inure to the benefit of their respective successors, executors and administrators, as the case may be, provided that, as the Company has contracted for Consultant's services, Consultant may not assign or delegate its obligations under this Agreement either in whole or in part without the prior written consent of the Company.

                  (c) Equitable Relief. Because the Services are personal and unique and because Consultant shall have access to and become acquainted with the Confidential Information of the Company, Consultant agrees that the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or any other equitable relief without prejudice to any other rights and remedies that the Company may have for the breach of this Agreement.

                  (d) Attorney's Fees. If any action at law or in equity is necessary to enforce the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and expenses in addition to any other relief to which such prevailing party may be entitled.

                  (e) Governing Law Severability. This Agreement shall be governed by and construed in accordance with the laws of the State of California as such laws are applied to Agreements to be entered into and to be performed entirely within California between California

                  (f) Counterpart. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which shall be one and the same instrument.

                  (g) Complete Understanding Modification. This Agreement constitutes the full and complete understanding and Agreement of the parties hereto and supersedes all prior understandings and agreements. Any waiver, modification or amendment of any provision of this Agreement shall be effective only in writing and signed by the parties thereto.

                  (h) Waiver. The failure of either party to insist upon strict compliance with any of the terms, covenants or conditions of this Agreement by the other party shall not be deemed a waiver of that term, covenant or condition, nor shall any waiver or relinquishment of any right or power at any one time be deemed a waiver or relinquishment of that right or power for all of any other time.

                  (i) Incorporation by Reference. Any exhibits referred to within this Agreement shall be considered as incorporated into, and part of, this Agreement.

                  (j) Notices. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing and shall be by personal delivery, facsimile transmission or certified or registered mail. Such notice shall be deemed given upon personal delivery to the appropriate address or upon receipt of electronic transmission or, if sent by certified or registered mail, three days after the date of the mailing.

         IN WITNESS WHEREOF, the parties hereto have signed the Agreement as of the date written below.

COMPANY:                                                  CONSULTANT:

NETTAXI.COM                                               Michael Gardner
                                                          ----------------
                                                          Print Name

By: /s/ Robert Rositano, Jr.
    ------------------------
                                                          /s/ Michael Gardner
                                                          -------------------
                                                          Signature

Date: October 30, 2000                                    Date: October 30, 2000
      ----------------                                         -----------------

                                    EXHIBIT A

                             Services to be Provided

Consultant shall render such services as the Company may from time to time request in connection with the evaluation of specific strategic partnerships, investments or acquisitions for the Company, including, without limiting the generality of the foregoing:

         (1) Activeworlds.
         (2) Nettoaster
         (3) Crystal Technologies